EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Rich Tauberman / Susan Kenney
MWW Group
201-964-2408 / 201-964-2392
rtauberman@mww.com / skenney@mww.com

Linens ’n Things Reports First Quarter 2008 Sales Results

Clifton, NJ — May 13, 2008 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its sales results for the first quarter ended March 29, 2008.  The Company reported total net sales of $566.9 million for the quarter, a 0.8% decrease over the same period in 2007.  This decrease in net sales resulted from a comparable store sales decline of 5.7% for the quarter, partially offset by the opening of new stores.

Due to its recent Chapter 11 bankruptcy filing, the Company requires additional time to complete the preparation of its consolidated financial statements for the first quarter of 2008.  The delay is necessary in part because, in connection with the Company’s bankruptcy filing, the Company is performing an impairment analysis related to certain of its tangible and intangible assets, which is not yet complete.  As a result, the Company has not finalized its quarterly financial statements on its customary schedule and will not file its Form 10-Q with the Securities and Exchange Commission today.  The Company intends to finalize the financial statements and file the report as soon as reasonably practicable.  In addition, due to these factors, the Company will not hold a first quarter 2008 investor earnings conference call.

The Company ended the quarter with an asset-based revolver balance of $349.1 million (excluding outstanding letters of credit totaling $61.8 million), cash on hand of $8.3 million and excess availability under its revolving credit facility of $116.1 million.  The Company disclosed in its recent Chapter 11 bankruptcy filing that an aggregate amount of $369.3 million was outstanding under the revolver as of the date of the filing, May 2, 2008.  This balance excludes outstanding letters of credit totaling $61.1 million.  At the same time, the Company had total liquidity of $95.3 million, consisting of excess availability under its revolving credit facility of $77.9 million and available cash of $17.4 million.  As of the close of business on May 11, 2008, the Company had total liquidity in excess of $100 million.

During the first quarter of 2008, the Company opened seven stores and closed three stores as compared with opening two stores and closing zero stores during the first quarter of 2007.  Store square footage increased 2.9% to 19.5 million at March 29, 2008 compared with 19.0 million at March 31, 2007.

Linens ‘n Things, with 2007 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of March 29, 2008, Linens ‘n Things operated 593 stores in 47 states and seven provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: the Company’s Chapter 11 bankruptcy filing; general economic conditions; changes in the retailing environment and consumer spending habits; relationships with vendors and the availability of merchandise; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; inclement weather and natural disasters; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.